Exhibit 23.17

Consent of Qualified Person

The undersigned, in connection with the Registration Statement on Form S-3 (and any amendments and/or exhibits thereto, the “Form S-3”) of Coeur Mining, Inc. (the “Company”), consents to:

a)
The incorporation by reference and use of the Company’s Technical Report Summary with respect to the Wharf Operations (the “Technical Report”), with an effective date of December 31, 2021, as an exhibit to and referenced in the Form S-3;

b)
The use of and references to the undersigned’s name, including the undersigned’s status as an expert or “Qualified Person” (as defined in Subpart 1300 of Regulation S K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form S-3 and any such Technical Report; and

c)
any extracts or summaries of the Technical Report included or incorporated by reference in the Form S-3, and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form S-3.

Dated:	February 16, 2022

By:	/s/ Tony Auld

Name:	Tony Auld

Title:	Operations Manager